Exhibit 10.11

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Execution version

Dated: 28 August 2025

ZODIA CUSTODY LIMITED

and

COINSHARES DIGITAL SECURITIES LIMITED

and

COINSHARES (JERSEY) LIMITED

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

and

COINSHARES CAPITAL MARKETS (JERSEY) LIMITED

CRYPTOCURRENCY CUSTODY AGREEMENT

Table of Contents

1.	INTERPRETATION	2
2.	WALLETS	10
3.	DEPOSITS (CREATIONS)	13
4.	WITHDRAWALS	15
5.	PROPER INSTRUCTIONS	16
6.	CONFIDENTIALITY	19
7.	PERSONAL DATA PROCESSING	19
8.	CUSTODY SERVICES	19
9.	REPRESENTATIONS	21
10.	FEES AND EXPENSES	22
11.	INTELLECTUAL PROPERTY	24
12.	SCOPE OF RESPONSIBILITY	25
13.	TERM AND TERMINATION	29
14.	NOTICES	32
15.	GENERAL	34
16.	GOVERNING LAW AND JURISDICTION	36

- i -

THIS AGREEMENT is made with effect on and from 28 August 2025

BETWEEN

(1)	ZODIA CUSTODY LIMITED, a private company limited by shares incorporated under the laws of England and Wales with company number 12418687 and a place of business and registered address at 1st Floor, 6-8 Eastcheap, London, England, EC3M 1AE (“Zodia” or the “Custodian”);

(2)	COINSHARES DIGITAL SECURITIES LIMITED, a company incorporated under the laws of Jersey, Channel Islands (registered number 127061) having its registered address at 2nd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (the “Company” or the “Client”);

(3)	COINSHARES (JERSEY) LIMITED, a company incorporated under the laws of Jersey, Channel Islands (registered number 102184) having its registered address at 2nd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (the “Programme Manager”);

(4)	THE LAW DEBENTURE TRUST CORPORATION P.L.C., a company incorporated under the laws of England and Wales with company number 01675231, with a registered office address of 8th Floor,100 Bishopsgate, London EC2N 4AG, England (the “Trustee”), which expression shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of the Trust Instrument (as defined below) as trustee for the Security Holders (as defined in the Trust Instrument); and

(5)	COINSHARES CAPITAL MARKETS (JERSEY) LIMITED, a company incorporated under the laws of Jersey with registered number 122384, whose registered office is 2 Hill Street, St Helier, Jersey, JE2 4UA, Channel Islands as staking agent (the “Staking Agent”, which expression shall include any successor staking agent appointed under the Staking Agency Agreement (as defined below)).

INTRODUCTION:

(A)	The Company and the Trustee have entered into a Trust Instrument (as amended the “Trust Instrument”) dated 21 December 2020 pursuant to which the Issuer created classes of Digital Securities and Trustee has agreed to act as trustee for the Security Holders of the Digital Securities pursuant to the Trust Instrument.

(B)	Digital Securities may be issued by the Company against delivery of Digital Currency made by way of payment for the issue of such Digital Securities. The Company has agreed that Digital Currency delivered to it on subscription for Digital Securities will be paid into the Subscription/Redemption Wallet. Once received in full, subject to the liquidity requirements set forth below, 100% of the Digital Currency stored in the Subscription/Redemption Wallet will be transferred into the Long-term Storage Wallet for safekeeping.

(C)	As security for the Company’s obligations to the Security Holders in respect of the Digital Securities of each class, the Company has granted to the Trustee (for itself and as trustee for the Security Holders of that class) certain security over the Company’s assets, including a floating charge over the Company’s rights in relation to the Digital Currency held in the Secured Wallets to the extent that the same relates to such class and an assignment by way of security of the Company’s rights in relation to this Agreement to the extent that the same relates to such class.

(D)	The Company and the Custodian have agreed that the Secured Wallets will be established by the Custodian for the Custodian to hold Digital Currency as trustee for the benefit of the Company and that the Company will have the sole right to give Instructions for the making of withdrawals out of the Secured Wallets.

(E)	Pursuant to a Staking Agency Agreement (the “Staking Agency Agreement”) dated 21 December 2021 made between the Company, the Trustee, the Staking Agent and the Determination Agent, the Staking Agent was appointed as Staking Agent in respect of each Staking Class with duties inter alia to appoint a person, firm or other entity approved by the Issuer to act as validator and to determine from time to time the amount of any Digital Currency to be applied for Staking.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions: Words and expressions defined in the Prospectus, unless otherwise defined herein, have the same meanings when used in this Agreement save that in relation to the Index Securities and the Basket Securities words and expressions used in this Agreement shall have the meanings given in the Index and Basket Securities Prospectus. In addition, in this Agreement, unless there is anything in the subject or context inconsistent therewith the following expressions shall have the following meanings:

“Affiliate” means, in relation to a person (“Person 1”), any other person (“Person 2”) that, directly or indirectly:

(i)	is Controlled by Person 1;

(ii)	Controls Person 1; or

(iii)	is under common Control with Person 1,

(in each case, where Person 1 and/or Person 2 should be a non-natural person, irrespective of whether or not incorporated or with separate legal personality and irrespective of where incorporated or domiciled);

“Airdrop” means the free distribution of a Digital Currency to wallets holding such Digital Currency as registered on the relevant Distributed Ledger for such Digital Currency at the Company’s Public Address;

“AML Obligations” means, in connection with and to the extent applicable to a Party, the obligations upon that Party under the money laundering, counter-terrorist financing, sanctions, non-proliferation, anti-bribery, anti-corruption, anti-trafficking and other financial crime statutes and the rules and regulations promulgated thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdiction over such Party;

“Approval Principle” means the approval of an activity (including, but not limited to instructions) by a minimum of two Authorised Persons on behalf of the Company, utilising the Platform and their Mobile Device;

“Authentication Procedures” has the meaning given in Clause 5.1;

“Authorised Person” means:

(i)	a natural person within the Company’s organisation designated by or the Company; and

(ii)	who has been authorised by the Company (either alone or collectively) to use the Platform in order to utilise Vault Services to perform any of the acts under this Agreement or receive services;

in a single instance of such designation and authorisation (which is to say that a natural person may be more than one Authorised Person), which particular such instance continues to subsist (and “Authorised Persons” shall mean all or such combination thereof as the context requires);

“Basket Securities” means Digital Securities of a class specified in Part A of Schedule 6A (Classes of Index Securities and Basket Securities) to the Trust Instrument;

“Business Day” means any day other than a weekend or public holiday when banks are open for business in London, United Kingdom;

“Channel” means any system, medium or channel, including an electronic banking channel, a website, the internet, a Mobile Device, email or other communication means, through which the Parties may communicate information and documents relating to this Agreement;

“Client Provider” means a Provider who may not yet have been selected or onboarded by the Custodian but whose services have been requested by the Client or the Staking Agent to the Custodian;

“Client Requested Eligible Assets” means, in relation to Staking or any other service provided by the Custodian, any Digital Currency supported by the Custodian in relation to which the Custodian has not performed its Standard Testing Protocol prior to enabling it for Staking or such other service at the Client’s or the Staking Agent’s request;

“Conditions” means the terms and conditions on and subject to which Digital Securities are issued in the form or substantially in the form set out in the Trust Instrument;

“Control” of any entity or person means ownership of a majority of the voting power of the entity or person concerned (and “Controlled” shall be interpreted accordingly);

“Controller” shall have the same meaning as contained in the Data Protection Obligations;

“Covered Cryptoasset” means, in respect of a Public Address, a Supported Cryptoasset which:

(i)	has been transferred to such Public Address during the term of this Agreement (but not, for the avoidance of doubt, following the termination of this Agreement);

(ii)	is not a Quarantined Cryptoasset; and

(iii)	has not been transferred from such Public Address to another public address (including another Public Address);

“Cryptoasset” means any cryptographically secured digital representation of value or contractual rights that can be transferred, stored or traded electronically;

“Cryptographic Private Key” means a string of data or code that is known only to the bearer of such data or code and that can be used to prove ownership of a Digital Currency recorded on a Distributed Ledger;

“Custodian’s Personnel” means in relation to Zodia, its directors, officers, employees, non-employee workers, agents, auditors, consultants, contractors and sub-contractors who are either authorised by Zodia (i) to create and manage permissions, Secured Wallets and whitelists in accordance with the Rules and this Agreement (a “Zodia Administrator”) or (ii) to operate the Secured Wallets (including the ability to approve and cancel Transfers) in accordance with the Rules and this Agreement (a “Zodia Operator”);

“Data Authority” means any regulatory authority responsible for the enforcement of Data Protection Obligations;

“Data Protection Obligations” means all applicable laws which govern the use of Personal Data or information relating to identified or identifiable natural persons residing in the European Economic Area (EEA), the United Kingdom and Switzerland, including the laws of the European Union (“EU”), the EU General Data Protection Regulation (EU 2016/679), (“GDPR”), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), the UK Data Protection Act 2018, the Data Protection (Jersey) Law 2018 or any equivalent laws applicable to the Parties, in each case, as amended, consolidated, updated or replaced from time to time (together with any subordinate or related legislation made under any of the foregoing), and any other foreign or domestic data protection laws to the extent that they are applicable to a Party in the course of its performance of its obligations hereunder;

“Digital Certificate” means a digital code verifying an identity or protecting an electronic message issued by an electronic device or software used to verify identity or protect electronic messages;

“Digital Currency” means money or scrip that can only be exchanged electronically via a Distributed Ledger that is defined as a Covered Cryptoasset and held accordingly on trust by the Custodian under this Agreement and/or any credit balance in the Subscription Wallet as the context requires;

“Digital Currency Rules” means the rules and operating procedures of:

(i)	any applicable protocols or other non-software related rules relating to any Cryptoasset, digital coin, blockchain or other distributed ledger; or

(ii)	any Cryptoasset exchange, stock exchange or settlement system,

or any market practice in relation thereto in any jurisdiction, whether now or hereinafter in effect;

“Digital Securities” means the relevant class of undated, limited recourse, secured debt securities of the Company, created pursuant to and constituted by the Trust Instrument, and any other class of digital securities that may be so created and constituted from time to time;

“Distributed Ledger” means a consensus of replicated, shared and synchronised digital data spread across multiple computers;

“Electronic Key” means a smart card, security token, electronic key or other similar authentication or verification device or software in any form;

“E-mail” means encrypted and signed email communications;

“Enhanced Security Protocol” means the protocols set out in Appendix 1 (Security Protocol) to this Agreement;

“Fee Schedule” means the Fee Schedule dated 17 July 2024 between Zodia and Coinshares International Limited as amended from time to time;

“Fork” means, in respect of a Cryptoasset, a change, or potential change, in any protocol of that Cryptoasset, including a change which gives rise to one or more further Cryptoassets:

“Index and Basket Securities Prospectus” means the prospectus in relation to the Index Securities and the Basket Securities dated 27 February 2025 as the same may be modified, supplemented or amended from time to time and includes any further or supplementary prospectus or listing particulars published from time to time in connection with the admission to listing, admission to trading or quotation or offering of Index Securities and the Basket Securities on SIX Swiss Exchange or any regulated market or any other market place, such as a multilateral trading facility (MTF), in Austria, Belgium, Germany, Luxembourg, the Netherlands, Italy, Spain, Switzerland or Sweden or any other Member State within the EEA;

“Index Securities” means Digital Securities of a class specified in Part B of Schedule 6A (Classes of Index Securities and Basket Securities) to the Trust Instrument;

“Individual Securities” means Digital Securities of a class specified in Schedule 6 (Classes of Digital Securities) to the Trust Instrument;

“Instruction” means any instruction issued to Zodia by someone who Zodia reasonably believes to be an Authorised Person which (a) contains the information which Zodia requires to carry out the instruction; (b) is provided through a Channel or other communication means which is mutually agreed by the relevant Parties; and (c) is transmitted in accordance with the relevant procedures for verification of origination of instructions as Zodia may specify. “Instruct” and “Instructed” have corresponding meanings;

“IP Rights” means patents, inventions, trademarks, service marks, trade names, logos, domain names, business names, rights in designs (including registered and unregistered designs and design rights), copyright (including rights in computer software save for open source software), database rights, goodwill, rights in get-up and all other (related or distinct) intellectual property rights, in each case whether registered or unregistered and in whatsoever medium recorded, which may now or in the future subsist anywhere in the world, together with:

(i)	applications (and the rights to apply) for the grant of any of the foregoing (and corresponding applications, renewals, extensions, divisions and continuations of the aforesaid);

(ii)	rights to preserve the confidentiality of information;

(iii)	the right to sue for passing-off or unfair competition;

(iv)	rights to claim priority from such rights or other material and works (of whatsoever nature);

(v)	all similar or equivalent rights or forms of protection to any of the foregoing; and

(vi)	all associated know-how, methods, concepts, processes and preparatory materials;

“Long-term Storage Wallet” means each wallet established under the Zodia Custody Solution to hold Covered Cryptoassets by the Custodian as trustee for the benefit of the Company pursuant to this Agreement and which is accessed pursuant to the Custodian’s Enhanced Security Protocol;

“Losses” means any and all losses, liabilities, damages, actions, proceedings, claims, demands, costs, charges, taxes (excluding any income taxes assessable in respect of sums due), interest, penalties, assessments and expenses (including all legal, professional and other expenses and amounts reasonably paid in settlement) asserted against or paid, suffered or incurred by a Party;

“Materials” means any electronic medium or platform, software, hardware, equipment, documents, materials or other items delivered or made available from time to time by (or on behalf of) the Custodian to the Company and/or the Trustee under the Agreement;

“Mobile Device” means any mobile communication device which is compatible with the Zodia Custody Solution and which an Authorised Person designates for use with one or more Secured Wallets. The Company bears all risk arising from any instructions authorised through a Mobile Device (including the risk of fraud and hacking);

“Non-Covered Cryptoasset” means all Cryptoassets which are not Covered Cryptoassets;

“Onboarding Protocol” means the policies and procedures of the Custodian subject to applicable law related to the onboarding of its clients (which shall include, inter alia, screening procedures compliant with the AML Obligations), as the same applies in the context of the Client and as may be amended from time to time by the Custodian;

“Parties” means the parties to this Agreement and “Party” means any of the Parties;

“Personal Data” shall have the same meaning as contained in the Data Protection Obligations;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Client Personal Data transmitted, stored or otherwise Processed;

“Platform” means the Custodian’s website portal, accessible via a web browser which grants access to and (in combination, for example, with a Mobile Device or API) control over the Secured Wallets;

“Pool” has the meaning given in the Conditions;

“Private Key” means the Cryptographic Private Key which is required to direct transfers of Digital Currencies recorded to the public address for a Secured Wallet in accordance with the protocol of the relevant Digital Currency.

“Processing” shall have the same meaning as contained in the Data Protection Obligations;

“Processing Activities” has the meaning set out in Paragraph 4.1 of Appendix 3 (Personal Data Processing);

“Processor” shall have the same meaning as contained in the Data Protection Obligations (and, in connection with Appendix 3 (Personal Data Processing) shall mean Zodia unless specified otherwise;

“Proper Instructions” means any communication provided to the Custodian in relation to operation of the Secured Wallets and upon which the Custodian may rely provided in accordance with the rules and requirements as agreed by the Company and the Custodian from time to time;

“Prospectus” means the base prospectus in relation to the Individual Securities dated 30 December 2020 and approved by SIX Exchange AG and the base prospectus in relation to the Individual Securities dated 11 April 2025 approved by the Swedish Financial Supervisory Authority, in each case as the same may be modified, supplemented or amended from time to time and includes any further or supplementary prospectus or listing particulars published from time to time in connection with the admission to listing, admission to trading or quotation or offering of Digital Securities on SIX Swiss Exchange or any regulated market or multilateral trading facility in any member state of the European Economic Area;

“Public Address” means each public address notified by Zodia to the Company from time to time, and any sub-address which is associated with or accessed by the same Private Key as that used to access each such public address.

“Public/Private Key Pair” means the public address (and any sub-address which is associated with or accessed by the same Private Key) to which a Digital Currency deposited in a Secured Wallet is recorded and its associated Private Key.

“Quarantined Digital Currency” means a Digital Currency that is subject to Quarantine Review, including those Digital Currencies that do not successfully pass Quarantine Review;

“Quarantine Review” means a review by the Custodian of a transfer of a Digital Currency, including checks related to AML Obligations, compliance with the Digital Currency Rules and any other reviews or checks the Custodian deems necessary;

“Redemption” means the redemption of Digital Securities by the Company in accordance with the Conditions;

“Redemption Obligations” means the obligation of the Company on Redemption of Digital Securities to deliver Digital Currency or make payment to the relevant Security Holder in accordance with the Conditions;

“Registrar” means Computershare Investor Services (Jersey) Limited;

“Restricted Transfer” means:

(i)	a transfer of Client Personal Data from the Client to a Contracted Processor; or

(ii)	an onward transfer of Client Personal Data from a Contracted Processor to (or between two establishments of) a Contracted Processor,

in each case where such transfer would, at the time of the transfer, be prohibited by Data Protection Obligations (or by the terms of data transfer agreements put in place to address the data transfer restrictions thereof) absent use of relevant Standard Contractual Clauses;

“Residual Cryptoassets” means any Cryptoasset affected by a termination in accordance with Clause 13 (Term and Termination) and that remains in the Zodia Wallet following the date on which the relevant notice becomes effective or the expiry of the relevant notice period (as applicable), and which:

(i)	is a Covered Cryptoasset; or

(ii)	was a Covered Cryptoasset but has since ceased to be a Supported Cryptoasset;

“Rules” means the rules as agreed between the Company and the Custodian from time to time in accordance with the Prospectus and any other transaction documentation applicable to the initiation, execution and control of the Secured Wallets by the Company and the Custodian’s Personnel.

“Secured Property” means, in respect of any class of Digital Securities and any Pool, subject as provided in the Security Deed, (a) all rights of the Issuer under each Custody Agreement (i) to and in relation to the Digital Currencies held by the Custodian on trust for it pursuant to the Custody Agreement to the extent that the same relate to the Relevant Pool; and (ii) to the extent that such rights apply to deliveries or payments due in respect of Digital Securities of that class, or any part thereof, and (b) all rights of the Issuer in relation to the Digital Currency held by the Custodian on trust for it for the Relevant Pool, in each case which are subject to the security created in favour of the Trustee pursuant to the Security Deed as it applies in respect of such class;

“Secured Wallet” means each of the Long-term Storage Wallet and the Subscription/Redemption Wallet, each having the following characteristics:

(i)	may be used only for Digital Currency held on trust for the Company and not for any other clients of the Custodian or for any Digital Currency owned by the Custodian itself;

(ii)	is designated by reference to a particular type of Digital Currency only;

(iii)	(being a wallet), has a Cryptographic Private Key which is unique within the private key space on the Distributed Ledger of the relevant Digital Currency;

(iv)	has a unique reference number allocated to it by the Company (which is distinct from its Cryptographic Private Key) and which represents the name of the Issuer and the name of the Pool to which it relates and

(v)	may be used pursuant to this Agreement to receive, store; and / or transfer the relevant type of Digital Currency;

Each Secured Wallet is software licensed by Zodia to the Company;

“Security” means, in respect of each Pool, the security constituted by the Security Deed to the extent applicable to such Pool;

“Security Deed” means the security deed dated 21 December 2020 (as amended and supplemented from time to time) between the Company and the Trustee creating security over the Secured Property for the benefit of the Trustee and the Security Holders of each class;

“Security Holder” means a holder of one or more Digital Securities;

“Security Protocols” means the Standard Security Protocol and the Enhanced Security Protocol;

“Services” means the provision of services by Zodia including access to a Zodia Wallet, the generation of a Public/Private Key Pair, the safekeeping of the relevant Private Key, the application of a Public/Private Key Pair to give effect to Instructions, reporting, provision of indexers, and ancillary services as set out in this Agreement or in an ancillary wallet services addendum and any other services as otherwise notified by Zodia to the Client from time to time;

“Service Period” means a calendar month during the subsistence of this Agreement (or, as the case may be, the pro-rata element(s) thereof for the first and last such months;

“SLM” means the non-contractually binding Service Level Memorandum which will be provided to the Company by Zodia and may be amended from time to time;

“Staking” has the meaning given in the Conditions;

“Staking Class” has the meaning given in the Conditions;

“Standard Security Protocol” means the protocols set out in Appendix 1 (Security Protocol) to this Agreement;

“Standard Testing Protocol” means in relation to any of the Custodian’s services an internal protocol which the Custodian follows in order to test any new services and which may change at the Custodian’s sole discretion without notice;

“Subscription/Redemption Wallet” means each wallet established and maintained in the Zodia Custody Solution to hold Digital Currencies in the name of the Custodian as trustee for the benefit of the Company pursuant to this Agreement and which is accessed pursuant to the Custodian’s Standard Security Protocol;

“Supported Cryptoassets” means, subject to Clauses 2.10 to 2.13 (inclusive), each Cryptoasset which is listed as such in Part A of Schedule 1 (which list may be updated by the addition of further Cryptoassets by Zodia in its discretion from time to time);

“Supported Fork” means a Fork which the Custodian has informed the Company or the Programme Manager that it can support, and “non-Supported Fork” means any other Fork;

“Trust Instrument” means the trust instrument dated 21 December 2020, as amended from time to time, between the Company and the Trustee;

“US Dollars” means United States Dollars;

“User Guide” means any user guide for Vault Services for use by Authorised Persons provided to the Company, the Programme Manager and the Determination Agent via the Platform as part of the onboarding process as amended from time to time;

“Vault Services” means the following services accessible through the Platform:

(i)	visualising balances, values and Transfers (including completed and pending Transfers) linked to Secured Wallets, including the associated receiving address(es); and

(ii)	initiating, reviewing and approving Transfers,

the functionality of which is described in further detail in the User Guide as amended from time to time and shared with the Company, the Programme Manager and the Determination Agent separately;

“Whitelisted Wallet” means each wallet identified by the Company from time to time as eligible to receive transfers from the Secured Wallets. provided that Zodia has approved, in its discretion and after taking any steps it deems necessary to review such wallet (including assessing the compliance of such wallet with applicable law, any Digital Currency Rules or with any requirements, workflows or policies specified by Zodia from time to time), as an acceptable wallet for the transfer of Digital Currencies from a Secured Wallet.

“Zodia Custody Solution” means the digital assets wallet solution that enables Zodia’s clients to securely manage and operate multiple accounts for digital assets held on trust by Zodia for the relevant client; and

“Zodia Wallet” means a Secured Wallet.

1.2.	Headings

The headings in this Agreement do not affect its interpretation.

1.3.	Singular and plural

References to the singular include the plural and vice versa.

2.	WALLETS

2.1.	Opening Secured Wallets

The Custodian shall open and maintain each Secured Wallet if it is satisfied that the Onboarding Protocol and the terms of this Agreement are met. Each of the Long-term Storage Wallet and the Subscription/Redemption Wallet shall be subject to the respective restrictions and processes set out in Appendix 1.

Upon request by the Company, the Custodian may generate one or more Public/Private Key Pairs for a Secured Wallet in accordance with its internal processes. The Company agrees and acknowledges that, in generating any such Public/Private Key Pair, the Custodian acts as principal and not as agent or trustee or otherwise for or on behalf of the Company. The Company does not have any rights in, entitlement to, or access of any kind to the Public/Private Key Pair. The Custodian will not extract, and/or deliver or send to the Company, or any other person or entity, any Private Key.

The Custodian shall initially open Secured Wallets for the Pools and in respect of the Digital Currencies specified in Part A of Schedule 1. All assets contained in the Secured Wallets shall be Covered Cryptoassets.

Each Secured Wallet shall be maintained to the number of decimal places capable of being shown by the Platform provider. Currency equivalent amounts shall be maintained to two decimal places.

To open any additional Secured Wallet on the Zodia Custody Solution, the Company must provide Zodia with:

the Secured Wallet’s Rules (including permissions for the creation/approval flow of withdrawal transfers, and the creation of receive addresses);

●	the Secured Wallet’s whitelisted addresses;

●	any transaction limits on the Secured Wallet,

●	and may update the same from time to time by notice in accordance with Clause 14.

Zodia will (i) hold all rights in the Covered Cryptoassets recorded to any Public Address on trust for the Client or (ii) following enforcement of Security by the Trustee in respect of one or more Pools, hold all rights in the Covered Cryptoassets recorded to any Public Address relating to such Pools, on trust for the Trustee.

2.1A	Basket Securities Pools and Index Securities Pools

In addition to the Secured Wallets for the Pools opened pursuant to Clause 2.1, the Custodian shall also open and maintain Secured Wallets for the Pools relating to the Basket Securities and the Index Securities in accordance with this Clause. Clause 2.1 (and this Agreement) shall apply to such Secured Wallets as it does to the Secured Wallets for the Pools opened pursuant to Clause 2.1 save as specified in this Clause.

Each Pool relating to a class of Basket Securities or a class of Index Securities will include more than one Digital Currency. Accordingly each such Pool will have one Long-Term Storage Wallet in respect of each such Digital Currency and one Subscription/Redemption Wallet in respect of each such Digital Currency.

The Custodian shall initially open Secured Wallets for the following Pools and in respect of the following Digital Currencies: [***]

Clause 4.1 shall apply to the Secured Wallets for the Pools relating to the Basket Securities and the Index Securities save that Withdrawals may also be made for the purposes of Rebalancings. If any Digital Currency that is withdrawn from a Secured Wallet for the purposes of a Rebalancing is not subsequently sold or disposed of by the Issuer within five Business Days of such withdrawal, the Issuer shall forthwith deposit such Digital Currency back into the same Secured Wallet.

2.2.	Deposits and withdrawals

The Secured Wallets shall evidence and record deposits and withdrawals of Digital Currency made and Instructions received from the Company through an authorised Channel pursuant to the terms of this Agreement.

2.3.	Reports

Secured Wallet reports will be provided to the Administrator, the Company and the Programme Manager by the Custodian by encrypted email by the close of each Business Day should there be any deposits or withdrawals to each Secured Wallet that same day.

2.4.	Rejection of entries

The Custodian at all times reserves the right to reject any erroneous entries to the Secured Wallets.

2.5.	Provision of Information

The Custodian agrees that it will forthwith notify the Trustee in writing if (i) any encumbrance of which it is aware is or is purported to have been created over or in respect of the Secured Wallets or any of the Digital Currencies standing to the credit thereof or (ii) it becomes aware that the Company proposes or attempts to procure any amendment, modification or variation of any of the provisions of this Agreement or any of the arrangements relating to the Secured Wallets or in respect of any transfers which are to be made to or from each Secured Wallets.

2.6.	Access

The Custodian will allow the Administrator, the Company, the Programme Manager and the Trustee and their respective auditors such access as they may reasonably require to perform their duties. Each of the Administrator, the Company, the Programme Manager and the Trustee agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures.

2.7.	Secured Wallets

Secured Wallets shall be established under the Zodia Custody Solution in accordance with the Custodian’s on-boarding procedures.

Subject to the provisions of Clause 11, the Custodian owns all relevant IP Rights and licenses to exclusively operate the Zodia Custody Solution and to maintain and provide access to the Secured Wallets.

The Custodian may, in its sole, discretion, maintain such insurance as it sees necessary or appropriate to insure against theft or loss of Digital Currency held in the Secured Wallets and any such insurance will be solely for the benefit of the Custodian.

The Secured Wallets shall be subject to the transaction and workflow rules as set out in Appendix 1.

2.8.	Whitelisted Wallets

The Custodian shall only transfer Digital Currency from the Secured Wallets to the Whitelisted Wallets relevant for such Secured Wallets.

The Company shall identify the relevant Whitelisted Wallets for each Secured Wallet at the time of creation of such Secured Wallet.

Additions and deletions of Whitelisted Wallets for each Secured Wallet shall only be made in accordance with Instructions issued and approved by the Company on the Platform through its account controls, and where relevant, the procedures as made by and agreed from time to time by the Administrator and the Custodian.

2.9.	Staking

The obligations between the Parties relating to Staking shall be governed by the provisions in Appendix 5.

2.10.	Listing of Additional Classes

The Company undertakes to the Custodian not to apply for listing or admission to trading on any stock exchange of Digital Securities of any Additional Class unless at the request of the Company, the Custodian (or any other Custodian engaged by the Company) has confirmed to the Company in writing that it is able (as a technical matter) to provide the services provided for in this Agreement in respect of the Digital Currency applicable to such class and the Company and Custodian have agreed on an in-principle governance framework for such Digital Currency.

For the purposes of this Clause, the Custodian confirms that it is able (as a technical matter) to provide the services provided for in this Agreement in respect of all the Digital Currencies specified in the table in Part A of Schedule 1 hereto other than those specified in the table in Part B of Schedule 1 hereto (such Part B as amended from time to time the “Unsupported Digital Currencies List”). The Custodian shall notify the Parties (other than the Trustee) of any removals from the Unsupported Digital Currencies List periodically and promptly upon request. The Custodian shall classify any Digital Currencies prior to removing them from the Unsupported Digital Currencies List as either Eligible Assets or Client Requested Eligible Assets. Digital Currencies so removed from the Unsupported Digital Currencies List shall be Supported Cryptoassets for the purposes of this Agreement.

2.11.	Supported Cryptoassets

Subject to the provisions of Clauses 2.12 and 2.13, each Digital Currency in respect of which the Custodian has opened a Secured Wallet (including, at the date of this Agreement, each Digital Currency referred to in Part A of Schedule 1 and each Digital Currency referred to in Clause 2.1A) shall be a Supported Cryptoasset for the purposes of this Agreement.

2.12.	Client Acknowledgement

The Client acknowledges that:

(a)	a Supported Cryptoasset may cease to be compatible with the Services; or

(b)	Zodia may, from time to time, and in its sole discretion, determine to no longer support a Supported Cryptoasset (whether or not the same is, in fact, anticipated to remain compatible with the Services) as a consequence of legal, regulatory, operational, security, reputational or other considerations, and, therefore, the provision of Services in connection with such Supported Cryptoasset shall come to an end.

2.13.	Procedure for removal of Supported Cryptoasset

Zodia shall where possible:

(a)	give the Client, the Programme Manager and the Staking Agent written notice as soon as it becomes aware of the occurrence of any Supported Cryptoasset ceasing to be compatible with the Services (as referred to in Clause 2.12(a) above); and

(b)	give the Client, the Programme Manager and the Staking Agent written notice as soon as possible following the making of any determination by it pursuant to Clause 2.12(b) above.

Upon receipt of any such notice the Client and the Programme Manager shall discuss the appropriate steps in good faith for it to take pursuant to a mechanism for dialogue agreed between the Client, the Programme Manager and the Custodian.

3.	DEPOSITS (CREATIONS)

3.1.	Procedure for Deposit of Digital Currency

Authorised Persons may use the prescribed method of the Platform and authentication terminal on a Mobile Device as set out in the User Guide to confirm deposits of Digital Currency into the Subscription/Redemption Wallet and the Programme Manager shall maintain the ratio of deposits between the Subscription/Redemption Wallet and the Long-term Storage Wallet in accordance with the liquidity rules in Appendix 4 of this Agreement, by transfer of Digital Currency between the Secured Wallets.

The Custodian will (i) hold all rights in the Digital Currencies deposited in a Secured Wallet (which are not classified as Quarantined Digital Currencies) on trust for the Company or (ii) following enforcement of Security by the Trustee in respect of one or more Pools, hold all rights in the Digital Currencies deposited in a Secured Wallet (which are not classified as Quarantined Digital Currencies) in respect of such Pools, on trust for the Trustee. The Company agrees and acknowledges that its rights with regard to Digital Currencies under this Agreement are limited solely to its rights under the trust.

3.2.	Quarantine

A Quarantined Digital Currency will remain as such until it, in the opinion of the Custodian (acting in its discretion), has satisfied the Quarantine Review. The Company will not have any rights (including any right to provide Instructions) in respect of any Quarantined Digital Currency notwithstanding that it may be recorded as standing to the balance of the Subscription/Redemption Wallet.

3.3.	Right to amend procedure

To the extent such amendment does not affect any of the material provisions of this Agreement, it is in line with the provisions of the Prospectus and the Index and Basket Securities Prospectus and does not constitute a material change (which shall include, without limitation, any change that would impact the Security or the Security Deed or otherwise require, pursuant to the documents described in the Prospectus and the Index and Basket Securities Prospectus, the consent of the Trustee), the Custodian, in its sole discretion, may amend the procedures in relation to the deposit of Digital Currency.

The Custodian reserves the right to withhold any Digital Currency, or Quarantined Digital Currency, where this is due to any law or regulation binding on it, such as money laundering regulations. Any such withholding will be promptly notified to the Company, the Trustee and the Administrator, such notice to be given in advance of any implementation whenever practicable.

3.4.	Risk

Where there is a deposit of Digital Currency with the Custodian, the deposit shall be completed at the Company’s risk.

The Company is responsible for implementing robust processes and adequate controls in respect of:

(a)	detection, prevention, removal and remedy of threats related to any malware being introduced into Company systems or Channels;

(b)	ensuring the Services are used only within the authorisation limits and functionality parameters set up by the Company; and

(c)	the appointment and removal of Authorised Persons and other personnel of the Company who are granted access to the Secured Wallet.

(d)	the Company and Authorised Persons following any instructions or requirement contained in the User Guide.

The Company must immediately notify the Custodian of any:

(a)	(actual or potential loss or damage to, or any actual or attempted misuse of, any Company identification, Digital Certificate, Electronic Key or Mobile Device (to the extent it may impact upon the provision of the Services);

(b)	failure to comply with any procedures prescribed or recommended by the Custodian;

(c)	problems with a Channel; and

(d)	actual or attempted unauthorised Instruction or transaction,

and the Company must help the Custodian with reasonable requests to resolve any such problems.

The Company must ensure it has the necessary hardware, software and systems for using any Channels and comply with any additional terms governing any Channel that are not controlled by the Custodian or are provided by third parties. The Company confirms that it has assessed any security procedures and user guides and have determined that they are adequate to protect its interests.

4.	WITHDRAWALS

4.1.	Permissible Withdrawals

The Issuer (or its affiliate) may at any time (unless and until the Trustee has given notice to the Custodian under Clause 12.7) give instructions to the Custodian for the Withdrawal of Digital Currency from the Secured Wallets to satisfy redemptions of the Digital Securities or for the payment of the Management Fee. All other fees shall be paid by the Issuer, the Programme Manager or their respective agent from the Management Fee.

4.2.	Procedure

The Company may at any time give instructions to the Custodian for the withdrawal of Digital Currency from the Secured Wallets for permissible withdrawals as described in Clause 4.1. Such instructions shall conform to the relevant requirements expressed, respectively, in the Standard Security Protocol and the Enhanced Security Protocol contained in Appendix 1 to this Agreement.

The Company may only make withdrawals of Digital Currency from Secured Wallets using the prescribed method of the Platform and an authentication terminal on a Mobile Device. In order to make a withdrawal from a Secured Wallet, an Authorised Person must log on to the Platform through the method described in the User Guide.

Authorised Persons will only be allowed to make withdrawals from those Secured Wallets from which they have the permission to do so.

Having logged on to the Platform , the Authorised Persons may then select the Secured Wallet from which they wish to make a withdrawal, and enter the parameters of the Transfer as follows:

●	the quantity of Digital Currency; and

●	the whitelisted recipient address to which they wish to send the Digital Currency.

An Authorised Person should authenticate as set out in the User Guide

For all withdrawals, the Company must apply the Approval Principle.

Withdrawal Transfers will only be submitted to the relevant blockchain once all conditions have been met, and all authorisations executed. The Custodian shall give effect to transfers outlined in the Client’s Instructions by applying a Private Key.

The Custodian will determine or select the amount or level of any fee, charge, or other cost in connection with the transfer of a Digital Currency. The Company will assume the risk of, or, where they are payable, be responsible for the payment of, all such amounts.

4.3.	Right to amend procedure

To the extent an amendment does not affect any of the material provisions of this Agreement, it is in line with the provisions of the Prospectus and the Index and Basket Securities Prospectus and does not constitute a material change (which shall include, without limitation, any change that would impact on the Security or the Security Deed or otherwise require, pursuant to the documents described in the Prospectus and the Index and Basket Securities Prospectus, the consent of the Trustee), the Custodian, in its sole discretion, may amend the procedure for the withdrawal of Digital Currency. Any such amendment will be promptly notified to the Company, the Programme Manager, the Trustee and the Administrator, such notice to be given in advance of implementation whenever practicable.

4.4.	Risk

Where there is a withdrawal of Digital Currency from the Custodian, all rights, title and risk in and to such Digital Currency shall pass at the Point of Delivery to the person for whose account the Custodian has applied the relevant Private Key in accordance with the protocol of the relevant Digital Currency in such a way that an instruction, message or other communication as to the transfer of the relevant Digital Currency arises. The Company acknowledges and agrees that the Custodian shall not have any responsibility for ensuring the approval of, or for the consequences of, any such transfer.

5.	PROPER INSTRUCTIONS

5.1.	Authentication

Each of the Standard Security Protocols and the Enhanced Security Protocols shall follow a set of security codes, passwords or test keys or other authentication devices or procedures (“Authentication Procedures”) as agreed between the Company and the Custodian and set forth in the User Guide (as may be amended from time to time) in order that the Custodian may verify that Proper Instructions have been originated from the Company.

5.2.	Purpose

The Company acknowledges that the Authentication Procedures are designed solely to verify, in a commercially reasonable and protected manner, the source and legitimacy of an instruction from the Company and not:

(i)	to detect errors in the content of an instruction;

(ii)	to prevent duplication;

(iii)	to prevent contradiction within an instruction or between instructions;

(iv)	to qualitatively assess the validity, suitability, merits, necessity or appropriateness of an instruction; or

(v)	to determine if an instruction is in compliance with applicable law or regulation.

5.3.	Safeguarding

Each of the Custodian and the Company shall safeguard any Authentication Procedure agreed pursuant to this agreement and each undertakes to inform the other Party immediately in the event that it believes that any aspect of the Authentication Procedure may have been compromised.

5.4.	Reliance

The Custodian will rely upon successful authentication in accordance with the Authentication Procedures as conclusive evidence of:

(i)	the identity of the instructing individual as acting on behalf of the Company;

(ii)	the authority of the instruction individual to act on behalf of the Company;

(iii)	the instructions provided by that individual as Proper Instructions; and/or

(iv)	any determination or any action by the Company; as the case may be, as described by the Company following authentication.

5.5.	Oral Instructions

The Company acknowledges that in no circumstances may Proper Instructions be given orally.

5.6.	Standing Instructions

A Proper Instruction may be a standing instruction in accordance with its terms, which instruction shall continue in force until such time as the Custodian has received, and had reasonable time to act upon, a further Proper Instruction amending, superseding or requesting the cessation of compliance with the earlier Proper Instruction.

5.7.	Purported Instructions

Any purported Proper Instruction received by the Custodian in accordance with an Authentication Procedure or otherwise reasonably believed by it to be a Proper Instruction shall be deemed to have originated from the Company and shall constitute a Proper Instruction.

5.8.	Incomplete Instructions

The Custodian shall have no obligation to act in accordance with a Proper Instruction to the extent that such Proper Instruction is incomplete or unclear.

5.9.	Ultra Vires Instructions

The Custodian shall have no obligation to act in accordance with a Proper Instruction to the extent that such Proper Instruction is regarded by the Custodian, acting reasonably, as being in conflict with:

(i)	applicable law or regulation;

(ii)	the relevant Security Protocol; or

(iii)	(otherwise) the provisions of the Agreement.

5.10.	Notification

The Custodian shall notify the Company as soon as reasonably practicable of any decision it takes not to comply with all or part of an instruction from the Company which is subject to the application of Clause 5.8 or 5.9 above and the reasons therefor (unless prevented by law from so doing).

5.11.	Relationship Management

The Parties shall agree relationship management and services standards reflective of the Parties’ requirements from time to time.

5.12.	Indemnity

The Programme Manager indemnifies (and hereby undertakes to keep indemnified) the Custodian and the Custodian’s Personnel from and against any and all Losses which they may incur as a result of:

(i)	their acting on Proper Instructions;

(ii)	any delay, misdelivery or error in transmission of any Proper Instructions; or

(iii)	their acting, in good faith, upon any forged or unauthorised document or signature.

5.13.	Forks and Airdrops – Obligations of the Custodian

The Custodian:

(i)	shall record receipt of any Air Drop in its books and records and notify the Company as soon as reasonably possible of such an event but this Agreement otherwise confers no rights or interests on the Company, nor any responsibilities, duties or obligations on the Custodian, with regard to such Air Drop;

(ii)	with respect to any new digital asset (each, a “New Digital Currency”) which results from a permanent divergence (hard fork) in the Distributed Ledger of Digital Currency (the “Progenitor Digital Currency”) held by the Company during the period of this Agreement (each, a “Fork”), shall assess such New Digital Currency for its compatibility with the Zodia Custody Solution;

(iii)	upon becoming aware of a Fork, shall as soon as it is reasonably practicable to do so, notify the Client of any Supported Forks and any non-Supported Forks;

(iv)	where any Cryptoasset which was a Covered Cryptoasset prior to the occurrence of a Fork is, following the Fork, recorded on a non-Supported Fork, may terminate the Services in respect of such Cryptoassets in accordance with Clause 13;

(v)	shall use commercial endeavours to ensure that a new asset is compatible with the Secured Wallet; and

(vi)	shall notify the Company and the Programme Manager, within fifteen (15) Business Days following the relevant Fork, whether the associated New Digital Currency, at the time of the notification:

(1)	is compatible with the Zodia Custody Solution, in which case:

(a)	such New Digital Currency shall, from its inception at the relevant Fork be deemed to be (and have been) as a distinct form of Digital Currency to the Progenitor Digital Currency; for all purposes (including, for the avoidance of doubt, the further application thereto of this Clause 5.13); and

(b)	all holdings of the New Digital Currency in the Company’s Secured Wallets will be transferred into a new Secured Wallet for the Company; or

(2)	is not (or is not yet) compatible with the Zodia Custody Solution, in which case the Parties shall discuss the appropriate next steps.

5.14.	Acknowledgements of the Company with respect to Forks

The Company acknowledges that:

(i)	Distributed Ledger networks are decentralised, peer-to-peer networks run by third-parties;

(ii)	the Custodian has no ownership or control over Distributed Ledger networks, their protocols, functionality, security and / or availability;

(iii)	accordingly, the Custodian is not responsible for any Fork (and is unable to influence the outcome of the same), including for any loss in value of the Company’s Digital Currency or for changes in their functionality and / or name resulting (directly or indirectly) therefrom; and

(iv)	it is responsible for making itself aware of anticipated Forks, including by reference to publicly available information as well as information (if any) provided by the Custodian.

6.	CONFIDENTIALITY

The confidentiality obligations between the Parties shall be governed by the provisions in Appendix 2.

7.	PERSONAL DATA PROCESSING

7.1.	Each of the Custodian, the Company and the Programme Manager represents and warrants to each such other Party that it is committed to compliance with the applicable Data Protection Obligations.

7.2.	The data processing agreement, which is contained in Appendix 3 to this Agreement, determines the purpose and manner in which Personal Data is to be Processed under the Agreement in accordance with the requirements of the Data Protection Obligations.

8.	CUSTODY SERVICES

8.1.	Appointment

The Company hereby appoints the Custodian to act as custodian of the Digital Currency in accordance with this Agreement and subject to the Security. The Custodian expressly acknowledges its knowledge of and compliance with the terms of the Security.

8.2.	Segregation of Digital Currency

The Custodian will be responsible for the safekeeping of the Digital Currency that comprises Covered Cryptoassets on the terms and conditions of this Agreement. In particular, the Custodian will:

(i)	segregate the Digital Currency stored in the Long-term Storage Wallets applicable to each Pool from any Digital Currency stored in long-term which the Custodian owns or holds for each other Pool, by making appropriate entries in its books and records including, but not limited to, assigning a separate public address for each Digital Currency held for each Pool;

(ii)	hold the Digital Currency in safe custody in the Secured Wallets at all times, and shall not create, or permit to exist to the extent within the control of the Custodian, any encumbrance of any nature in respect of the Secured Wallets, other than as permitted pursuant to this Custody Agreement;

(iii)	label or otherwise appropriately identify the Digital Currency by a unique reference number applicable to each Pool as being held for the Company and that Pool;

(iv)	hold the Digital Currency on a non-fungible basis;

(v)	not commingle the Digital Currency held for any Pool with any other digital currency (other than a Quarantined Digital Currency) held by the Custodian for its own account or for any other account;

(vi)	not, without the prior written consent of the Company and the Trustee, deposit or hold the Digital Currency with any third-party depository, custodian, clearance system or wallet; and

(vii)	keep the private keys secure and will not disclose such keys to any other party.

8.3.	Ownership of Digital Currency

The Custodian will identify in its books that all Digital Currency that is a Covered Cryptoasset is held on trust by the Custodian for the benefit of the Company (and subject to the Security).

The Custodian will (i) hold all rights in the Covered Cryptoassets recorded to any Public Address on trust for the Company or (ii) following enforcement of Security by the Trustee in respect of one or more Pools, hold all rights in the Covered Cryptoassets recorded to any Public Address in respect of such Pools, on trust for the Trustee.

The Company agrees and acknowledges that its rights with regard to Cryptoassets under this Agreement are limited solely to its rights under the trust in respect of the Covered Cryptoassets. This Agreement confers no rights or interests on the Company, nor any responsibilities, duties or obligations on the Custodian, with regard to any Non-Covered Cryptoassets, including in relation to any Airdrop.

The Custodian will keep such books and records (which may be electronic records) as may be necessary to give a complete record of all Covered Cryptoassets transferred to and from each Public Address and all Instructions received from the Company.

Each Party agrees that the location of the Covered Cryptoassets and any rights attaching to them shall be deemed to be England and Wales.

8.4.	Record Keeping

The Custodian will comply with all applicable statutory and regulatory record keeping requirements and will share such records with the Company, the Programme Manager, the Administrator and the Trustee upon request and to the extent permitted by law and regulation and as agreed between the Parties from time to time.

8.5.	Attachment

The Custodian shall, and shall cause any agent acting on its behalf to, use reasonable efforts to:

(i)	refuse to consent to any attachment of the Digital Currency or to any similar order or to any claim that would encumber the Digital Currency in any manner;

(ii)	resist any writ of attachment, similar order, or claim that would encumber or affect the free transferability of any of the Digital Currencies; and

(iii)	deny any request by a third party to transfer the Digital Currency without the prior consent of the Trustee,

and in each case the Custodian shall give the Trustee immediate notice in writing of the occurrence of any request, consent, writ, order or claim referred to above (unless such notice is prohibited by law).

9.	REPRESENTATIONS

9.1.	Company’s and Programme Manager’s representations

Each of the Company and the Programme Manager represent and warrant to the Custodian that (such representations and warranties being deemed to be repeated upon each occasion of deposit of Digital Currency under this Agreement):

(i)	It has all necessary authority, powers, consents, licences and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(ii)	the persons entering into this Agreement on its behalf have been duly authorised to do so;

(iii)	this Agreement and the obligations created under it are binding upon it and enforceable against it in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of or any order, charge or agreement by which it is bound;

(iv)	it has not violated or breached any law or regulation to which it may be subject, the violation or breach of which would materially impair their ability to enter into the Agreement or perform its obligations under the Agreement; and

(v)	it is presently able to pay its debts as they fall due and is not at risk of or planning to suspend the making of payments on any of its debts or, by reason of actual or anticipated financial difficulties, commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

9.2.	Custodian’s representations

The Custodian represents and warrants to the Company and the Programme Manager (such representations and warranties being deemed to be repeated upon each occasion of deposit of Digital Currency under this Agreement):

(i)	it is incorporated in England and Wales with all necessary authority, powers, consents, licences and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(ii)	the persons entering into this Agreement on behalf of the Custodian have been duly authorised to do so;

(iii)	this Agreement and the obligations created under it are binding upon the Custodian and enforceable against the Custodian in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of any order, charge or agreement by which the Custodian is bound;

(iv)	it is not engaged or about to engage in any litigation or arbitration of any material importance and to the best of the knowledge, information and belief of the Custodian no such litigation or arbitration is pending or threatened against it;

(v)	unless otherwise disclosed to the Company in writing, the Custodian and its subsidiaries are not, and are not engaged in any activities that would require it to be registered or licenced with any government body in addition to its existing registrations or licences;

(vi)	it has not violated or breached any law or regulation to which it may be subject, the violation or breach of which would materially impair its ability to enter into the Agreement or perform its obligations under the Agreement;

(vii)	beneficial and legal ownership of the Digital Currency is, and shall remain, freely transferable without the payment of money or value;

(viii)	it waives any right of lien or pledge under any provision of law, regulation or contract with respect to the Digital Currency;

(ix)	it is presently able to pay its debts as they fall due and is not at risk of or planning to suspend the making of payments on any of its debts or, by reason of actual or anticipated financial difficulties, commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; and

(x)	it has the relevant experience, skill and capacity to engage in the custodial duties set out under this Agreement.

10.	FEES AND EXPENSES

10.1.	Custodian Service Fees

For the Custodian’s services under this Agreement the Programme Manager shall procure the payment of fees to the Custodian calculated in accordance with the Fee Schedule.

The Safekeeping Fee will be calculated monthly based on the average daily market value of the Digital Currency held under custody during the preceding month. Zodia will take a snapshot of the Secured Wallets calculated at a specified time every day (365); simultaneously, Zodia will take the current market price for the relevant Digital Currency using a pricing feed from Refinitiv, which will be applied to the daily snapshot Secured Wallets balance to derive the Safekeeping Fee.

Assets staked are treated as Assets Under Custody (“AUC”) and charged as per the Safekeeping Fee schedule stipulated above.

These fees are subject to change upon agreement between Zodia, the Company and the Programme Manager.

10.2.	Expenses

The Programme Manager shall procure the payment to the Custodian on demand of all costs, charges and expenses (including any relevant taxes other than VAT, duties and any and all third-party costs and fees incurred by the Custodian in connection with the Agreement, or the enforcement of its rights thereunder (including reasonable legal fees and disbursements but excluding any fees listed in Clause 10.1 above and Clause 10.4 below) incurred by the Custodian in connection with the performance of its duties and obligations under this Agreement or otherwise in connection with the Digital Currency.

10.3.	Payments

(a)	The Custodian shall invoice the Programme Manager (with a copy to the Administrator) on behalf of the Company monthly in arrear. The Programme Manager agrees to arrange for settlement of any invoices within 30 days of receipt (the “Due Date”) by transfer to the Custodian’s nominated bank account from an account in the name of the Programme Manager or the Company held with a reputable bank or other financial institution holding a banking licence.

(b)	With prior notice to the Programme Manager, Zodia may set-off any payment obligation owed to Zodia by the Programme Manager against any payment obligations owed by Zodia to the Programme Manager. For the purposes of the foregoing, if any obligation of the Programme Manager is unliquidated or unascertained, Zodia may set-off an amount estimated by it in good faith to represent the amount of the obligation.

(c)	Without prejudice to Clause 10.6(b), if any invoices should remain unpaid (in whole or in part) more than one (1) calendar month after the Due Date, any consequent suspension by the Custodian of all or part of the Services will not constitute a breach of the Agreement.

10.4.	Default interest

If the Programme Manager fails to procure payment to the Custodian of any amount when it is due, the Custodian reserves the right to charge interest (both before and after any judgement) on any such unpaid amount calculated at a rate equal to 4% above Barclays Bank PLC’s base rate the for the currency in which the amount is due. Interest will accrue on a daily basis and will be due and payable as a separate debt.

10.5.	Recovery from the Company

Amounts payable pursuant to this Clause 10 shall not be debited from the Secured Wallets, but shall be payable by the Programme Manager on behalf of the Company, and the Custodian hereby acknowledges that it will have no recourse (i) against Digital Currency or any other asset standing to the credit of the Secured Wallets or (ii) to the Trustee in respect of any such amounts.

10.6.	Set-Off:

(a)	The Programme Manager acknowledges that it may not make deductions from any amounts payable in respect of any claim by the Company against Zodia under the Agreement or otherwise.

(b)	With prior notice to the Programme Manager and the Administrator, the Custodian may set-off any payment obligation owed to the Custodian by the Programme Manager or the Company against any payment obligations owed by the Custodian to the Programme Manager or the Company (for the purposes of the foregoing, if any obligation of the Programme Manager or the Company is unliquidated or unascertained, the Custodian may set-off an amount estimated by it in good faith to represent the amount of the obligation).

10.7.	Tax Responsibility and Indemnity

(a)	All fees stated are exclusive of any tax, levy or similar charge.

(b)	The Custodian is not responsible for the payment or other discharge of any obligations imposed on the Company in connection with the Digital Currency (or otherwise) by the tax law of any jurisdiction.

(c)	The Programme Manager indemnifies (and thereby undertakes to keep indemnified) the Custodian from and against the payment of all taxes (and any relevant penalties and interest) that may be assessed and levied against the Custodian in respect of the Digital Currency of the Company.

11.	INTELLECTUAL PROPERTY

11.1.	Significance: The Parties acknowledge the sensitivity which would apply in connection with the use and exploitation of the Custodian’s respective brands and IP Rights.

11.2.	Non-interference: Each of the Parties undertakes on its own behalf, and each of the Parties (other than the Trustee) undertakes on behalf of their representatives, that they shall not:

(a)	modify, disassemble, decompile, reverse-engineer, copy or otherwise attempt to derive source code or other trade secrets from (or about) any Materials; or

(b)	tamper with or modify the security mechanisms within (or otherwise interfere with or disrupt the integrity, operation or performance of) any Materials.

11.3.	Consent: No Party shall issue or publish (or procure the issuance or publication of) any, press or media release, public statement, internet blog (or similar, including tweet) or document which:

(a)	contains reference to the Custodian; or

(b)	which (otherwise) utilises in any manner the Custodian’s brand, trademarks, logos or other IP rights in any way (including in promotional material); or

without, in each case, the prior written consent of the Custodian, save that no such consent shall be required in connection with any notice or other document published or issued by the Trustee in the performance of its duties and obligations under the Programme Documents.

11.4.	Conditions: If consent pursuant to Clause 11.3 is given to any of the other Parties by the Custodian, the Custodian acknowledges that such consent would (and shall only) be issued on the conditions that:

(a)	Custodian’s IP Rights are referenced and used in accordance with applicable intellectual property laws;

(b)	proper attribution is given to the Custodian as owner of the relevant IP Rights;

(c)	the relevant IP Rights of the Custodian are not altered or obscured when referenced;

(d)	utilisation of the Custodian’s IP Rights is not undertaken in any manner which is likely to suggest to a reasonable observer that the Custodian endorses the service offering of a Party or of any other third-party, whether or not such aforementioned conditions are reiterated separately (in any form or medium) at the time of the giving of the consent concerned.

11.5.	Feedback: The Parties acknowledge that the Custodian shall own feedback relating to the services provided in any medium by a Party to the Custodian. The Custodian shall be entitled to unrestricted use and dissemination of such feedback for any purpose, commercial or otherwise, without acknowledgement or compensation to such other Party being due in respect thereof.

12.	SCOPE OF RESPONSIBILITY

12.1.	Insurance

The Custodian (or one of its affiliates) shall make such insurance arrangements from time to time in connection with the Custodian’s custodial obligations under this Agreement as the Custodian considers appropriate and will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to any such insurance policy or policies. Such insurance shall be for the benefit of the Custodian and not the Company.

12.2.	Force Majeure

The Custodian shall not be liable for any delay in performance, or for the non-performance of any of its obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any act of God or war or terrorism or pandemic or any industrial action, acts and regulations of any governmental or supra national bodies or authorities or regulatory or self-regulatory organisation, for any reason, to perform its obligations.

12.3.	Indemnity

(a)	Disclaimer: Without prejudice to any liability which may accrue to the Custodian as a result of a failure to comply with its obligations as set out in the Agreement, the Custodian specifically disclaims any and all liabilities arising out of or in connection with the services or Materials.

(b)	Exclusion: To the extent permitted by applicable law and regulation and save as otherwise provided or contemplated in this Agreement, all warranties, conditions, representations, indemnities and guarantees with respect to the services and Materials (in each case, whether express or implied), arising by law, custom, prior oral or written statements by the Custodian, or otherwise (including any warranty of merchantability, satisfactory quality, fitness for any particular purpose and non-infringement) are hereby, excluded and disclaimed.

(c)	Limitation: Subject to Clause 12.3(f), the Custodian (and its Affiliates) shall not be liable in any way for

(i)	any diminution in the value of Digital Currency, as expressed in any currency or in another value that substitutes for currency; or

(ii)	loss or theft of Digital Currency,

to the extent, in each case, that the same was not caused by the Party seeking to rely on this Clause 12.3(c) or its Affiliates, even if, in each case, that loss or damage was reasonably foreseeable or that the Custodian was aware of the possibility of that loss or damage arising.

(d)	Subject to Clause 12.3(f), the Custodian (and its Affiliates) shall not be liable to the other Parties (whether in contract, tort (including negligence), breach of statutory duty or otherwise) for any sum (or element thereof) which would result in the Custodian’s aggregate liability under the Agreement for any Losses of the other Parties arising out of or in connection with the Agreement exceeding the aggregate of the Safekeeping Fees paid and / or payable by the Company in respect of the twelve (12) month period immediately preceding the event (or series of connected events) giving rise to the liability.

(e)	Subject to Clause 12.3(f), the Custodian (and its Affiliates) shall not be liable to the other Party for any indirect, incidental, special, speculative, punitive, exemplary, consequential loss or other damage(s), loss of profits, revenue, cost or loss of opportunity, loss of anticipated savings, loss of business or loss of goodwill arising out of or in connection with the Agreement, even if, in each case, that loss or damage was reasonably foreseeable or the Custodian was aware of the possibility of that loss or damage arising.

(f)	The limitations of liability contained in each of Clauses 12.3(c), 12.3(d) and 12.3(e) shall not:

(i)	apply in respect of Losses arising to a Party as a result of the gross negligence or wilful default of the Custodian and/or its Affiliates;

(ii)	apply in respect of Losses arising to a Party as a result of fraud or fraudulent misrepresentation by the Custodian and/or its Affiliates and/or their respective employees; or

(ii)	operate to exclude (or purport to exclude) any other liability to the extent to which it cannot be lawfully excluded.

(g)	Alleviation: Notwithstanding anything to the contrary in the Agreement, the Custodian shall be relieved of any liability in respect of a failure to comply with an obligation upon it under the Agreement to the extent that:

(i)	Professional Advice: in so failing to comply with an obligation upon it hereunder, the Custodian is acting (or is refraining from acting or refraining from acting further or for the time being) upon the advice of its professional advisors in relation to a matter of law, regulation and / or market practice;

(ii)	Party / Third-Party Default: it is prevented from so complying due to:

a.	a failure by a Party other than the Custodian to comply with its obligations hereunder, including to provide information and Proper Instructions to the Custodian in a timely manner hereunder; or

b.	the acts or omissions of a third-party, including transaction counterparties, in respect of whom the Custodian and its Affiliates have no control,

(PROVIDED ALWAYS that the Custodian promptly notifies such Party of any such perceived failing by such Party and / or, as the case may be, third-party, and uses all reasonable endeavours to minimise the impact of such failure(s)); or

(iii)	Contributory Negligence: A Party’s (other than the Custodian’s) own negligence contributed to the Company’s loss resulting from the Custodian’s failure to comply with an obligation upon it hereunder;

(iv)	Client Requested Eligible Assets: the Custodian is providing Staking or any other service to the Client in relation to Client Requested Eligible Assets at the Client’s or the Staking Agent’s request; and

(v)	Client Provider: the Custodian using a Client Provider upon the Client’s or the Staking Agent’s request.

(h)	Remedy Forgone:

(i)	Notwithstanding anything to the contrary in the Agreement, being conscious that the Custodian provides (and intends to provide) services in the nature of the services for a multiplicity of clients, all Parties (other than the Custodian and the Trustee) irrevocably waive and disavow any entitlement to institute (or join with any person in instituting) insolvency proceedings of any kind (or otherwise to seek the Custodian’s winding-up) in any jurisdiction in connection with the Custodian.

(iii)	The foregoing shall, for the avoidance of doubt, be without prejudice to any debt or other obligation of the Custodian which would otherwise (but for this Clause) have entitled a Party (other than the Custodian) to seek the Custodian’s winding-up or to institute insolvency proceedings.

12.4.	Disclaimer of warranties

The custodian disclaims liability for any and all losses incurred by the company in connection with the company’s access to and use of the services to the extent that such losses are caused by acts or omissions of the company, its authorised persons or its agents in breach of this agreement. The company’s access to the services is provided “as is” and the custodian and its suppliers make no warranty of any kind, express or implied, regarding the service, and specifically disclaim the warranties of merchantability, fitness for a particular purpose, and non infringement, to the maximum extent possible by law. The custodian does not warrant that the service will meet the company’s requirements, operate without interruption or be error free.

12.5.	Third Parties

The Custodian does not owe any duty or obligation or have any liability towards any person who is not a Party to this Agreement. This Agreement does not confer a benefit on any person who is not a Party to it. The Parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement.

12.6.	Limited Recourse and Non-Petition

The Custodian hereby agrees that, in relation to amounts expressed to be payable (and not paid) by or on behalf of the Company to it under this Agreement, including any interest thereon, and any other monetary claims of the Custodian (together, the “Unpaid Amounts”), in respect of the Digital Currency attributable to any Pool, it shall have recourse only to the Company’s beneficial interest in the Digital Currency attributable to that Pool (provided that its recourse shall be subordinated to, and postponed until discharge and/or realisation of, the Security created by the Security Deed). Neither the Custodian nor any person acting on its behalf shall be entitled to take any steps to recover any such Unpaid Amounts out of any other assets of the Company and no debt shall be owed by the Company to the Custodian in respect of any such Unpaid Amounts in excess of the amount recovered from the relevant Pool. In particular, the Custodian shall not be entitled to institute, or join with any person in bringing, instituting or joining, insolvency proceedings (whether court based or otherwise) in relation to the Company in respect of such Unpaid Amounts, or to otherwise take any action to wind up the Company in respect of such Unpaid Amounts for two years (or, if later, the longest suspense period, preference period or similar period (howsoever described) ending with the onset of insolvency in respect of which transactions entered into by the Issuer within such period may be subject to challenge under applicable insolvency or other proceedings) plus one day after the date on which all amounts payable under the last outstanding Digital Security of any class issued by the Issuer are repaid, nor shall it have any claim in respect of any sum arising or other obligation in respect of any other Pool or any other assets of the Issuer. The provisions of this Clause 12.6 shall survive the termination or expiration of this Agreement.

12.7.	Role of the Custodian after Enforcement

At any time after any event as described in Clause 5 (Enforcement) of the Security Deed shall have occurred in relation to the Digital Securities or the Digital Securities of any one or more classes in respect of which the Trustee is exercising its powers under Clause 5.2 of the Security Deed or Clause 12.2 of the Trust Instrument or in the circumstances referred to in Condition 6.4(b) or (c), the Trustee may by notice in writing to the Issuer and the Custodian require the Custodian to act, until otherwise instructed by the Trustee, as custodian for the Trustee on the terms of this Agreement applicable to such class or classes (with consequential amendments as necessary (save that the Trustee’s liability under any provisions of this Agreement for the indemnification, remuneration and payment of out-of-pocket expenses of the Custodian (if any) shall be limited to the amounts for the time being held by the Trustee in respect of the Digital Securities or the Digital Securities of such class or classes (as the case may be)on the terms of the Trust Instrument and the Security Deed and which are available (after application in accordance with the relevant order of priority set out in Condition 13) to discharge such liability)) to hold all sums, documents and records held by it in respect of the Digital Securities or the Digital Securities of such class or classes (as the case may be)on behalf of the Trustee and/or deliver up all sums, documents and records held by it in respect of the Digital Securities or the Digital Securities of such class or classes (as the case may be) to the Trustee or as the Trustee shall direct, provided that such notice shall be deemed not to apply to any document or record which the Custodian is obliged not to release by any law or regulation.

Where the Custodian follows Proper Instructions, the Trustee shall have no recourse against the Custodian for the withdrawal of Secured Property by the Company.

12.8.	Trustee Act 2000

Section 1 of the United Kingdom Trustee Act 2000 shall not apply to the duties of the Custodian in relation to the trusts constituted by this Agreement, provided that if the Custodian fails to show the degree of care and diligence required of it as a trustee, and such failure results in any gross negligence, default, breach of duty or breach of trust by the Custodian, nothing in this Agreement shall release or indemnify the Custodian from or against liability. In the case of an inconsistency with the United Kingdom Trustee Act 2000, the provisions of this Agreement shall take effect as a restriction or exclusion for the purposes of that Act.

12.9.	Settlement

The Custodian will be deemed to have given effect to an Instruction at the point at which the Custodian has applied the relevant Private Key in accordance with the protocol of such Cryptoasset in such a way that an instruction, message or other communication as to the transfer of the relevant Cryptoasset arises. The Client acknowledges and agrees that the Custodian shall have no obligation or duty to ensure effective settlement of any Cryptoasset, nor shall the Custodian have any responsibility for ensuring the approval of, or for the consequences of, any such transfer.

The Company acknowledges and understands that the Custodian cannot confirm, and is not responsible for, settlement of a transfer of a Cryptoasset but may provide an indication of its own assessment of market practice.

The Company acknowledges and understands that the Services under this Agreement, including any transfers of Covered Cryptoassets, are subject to applicable law and the Rules. The Client agrees that every action taken by the Custodian in accordance with an Instruction (including each transfer of a Covered Cryptoasset) is conducted entirely at the Company’s own risk.

The Company acknowledges that there are potential risks associated with investing in Cryptoassets, including that there is currently:

(a)	no generally accepted settlement procedure in respect of any Cryptoasset;

(b)	no standard documentation for settlement of transactions, no standard unit denomination and no standard board lot;

(c)	no standard documentation for registration in the name of either a transferee or its agent;

(d)	no guarantee of transaction processing on the network of any Cryptoasset; and

(e)	no certainty as to the future regulatory treatment by any relevant regulatory authority of any Cryptoasset,

and the Client further acknowledges that it shall bear full responsibility for any Losses which arise from its acceptance of these risks.

13.	TERM AND TERMINATION

13.1.	Method

Subject to Clause 13.2 below, either the Company or the Custodian may terminate this Agreement by giving not less than 90 days’ written notice to the other Parties in accordance with Clause 14. Any such notice given by the Company must specify:

(i)	the date on which the termination will take effect;

(ii)	the Whitelisted Address to whom the Digital Currency is Instructed to be transferred to; and

(iii)	all other necessary arrangements for the transfer of Covered Cryptoassets to the order of the Company.

The Custodian is under no obligation to maintain or provide any Services in respect of any Residual Cryptoassets.

As soon as reasonably practicable upon the commencement of the notice period, or on the date that Notice becomes effective, the Company shall provide to the Custodian a Whitelisted Public Address into which any Cryptoasset that is or, if not transferred, may become a Residual Cryptoasset may be transferred.

The Custodian shall continue to comply with Instructions with respect to any instruction to transfer in accordance with Clause 5.

The Custodian is entitled to continue to charge the Safeguarding Fees provided for in Clause 10.1, including in respect of any Residual Cryptoassets, until a transfer in accordance with this clause is effected. Fees will be calculated to the later of:

(a)	the expiry of the notice period; or

(b)	the date at which a transfer is made in with this clause,

and will be payable, in the case of paragraph (a), on the day of the expiry of the notice period and, in the case of paragraph (b), every 90 days in arrear. All provisions of this Agreement which concern the remedies available to the Company and Zodia and the limitations on the liability of the Company and Zodia shall survive and remain binding on the Company and Zodia following the termination of this Agreement.

This Agreement cannot be terminated for so long as any Covered Cryptoassets or Residual Cryptoassets remain in the Secured Wallet.

13.2.	Term

(a)	[***]

(i)	the Custodian ceases to offer the services contemplated by this Agreement to its clients, proposes to withdraw from the Digital Currency business, breaches any of its obligations hereunder, or if any representation the Custodian makes hereunder becomes untrue;

(ii)	it becomes unlawful for the Custodian to be a Party to this Agreement =or to offer its services on the terms contemplated by this Agreement or it becomes unlawful for the Company or the Company to receive such services or to be a Party to this Agreement;

(iii)	there is any event which, in the Custodian’s sole view, indicates the Company’s insolvency or impending insolvency; or

(iv)	there is any event which, in the Company’s sole view, indicates the Custodian’s insolvency or impending insolvency or indicates a change of control of the Custodian.

(b)	[***]

(c)	Following the Initial Term, either the Company or the Custodian may terminate the Agreement (in whole or in part) by giving not less than 90 days’ prior written notice (with a copy of such notice to be provided to the other Parties) in accordance with Clause 14.

(d)	Without prejudice to any other right or remedy a Party may have against the other Parties under this Agreement, either the Company or the Custodian (the “notifying Party”) may terminate the Agreement with immediate effect by notice to the other Parties:

(i)	If a Force Majeure event as described in Clause 12.2 continues for a period of more than forty-five (45) consecutive Business Days;

(ii)	If (in the case of notice given by the Company) the Custodian or (in the case of notice given by the Custodian) the Company (in each case, the “Breaching Party”) commits any material breach (or series of breaches which together, constitute a material breach) of the terms of the Agreement (and, where such breach is capable of remedy, the Breaching Party fails to remedy such breach within twenty-one (21) Business Days after service of a written notice from the notifying Party specifying the breach and requiring it to be remedied);

(iii)	the Breaching Party passing a resolution, or the court making an order, that the Breaching Party be wound up or made bankrupt;

(iv)	a liquidator, trustee in bankruptcy, receiver, administrative receiver, manager or administrator is appointed in respect of all or a material part of the Breaching Party’s business or assets; or

(v)	the Breaching Party enters into any composition or arrangement with its creditors.

(e)	Without prejudice to any other right or remedy it may have against the Company under the Agreement, the Custodian may terminate the Agreement immediately by giving written notice to the Company (with copy to the other Parties) if the Custodian, in its sole discretion, has determined that:

(i)	any information provided by the Company and/or the Programme Manager during the application of the Onboarding Protocol is incomplete, false and / or inaccurate in a material respect or material information was withheld during the application of the Onboarding Protocol;

(ii)	the Company has:

(A)	breached the Security Protocol; or

(B)	(otherwise) taken, or sought to take, actions designed to circumvent the Security Protocol or to reduce its effectiveness;

(iii)	the Company has conducted or participated in conduct which has, or could (in the reasonable opinion of the Custodian) be expected to have, a material adverse effect upon the Custodian’s business or reputation.

(f)	Rights at Law: The rights of the Company and the Custodian to terminate the Agreement under this Clause 13 are without prejudice to any other rights that any Party might have at law to terminate the Agreement.

(g)	Accrued Rights:

(i)	Termination of the Agreement, howsoever arising, shall be without prejudice to the rights, duties and liabilities of the Parties accrued prior to termination.

(ii)	Accordingly, the Custodian shall be entitled to receive all Custodial Service Fees and other sums due accrued up to but excluding the date of termination of the Agreement, howsoever arising.

(h)	Continued Effect: Provisions of the Agreement which, expressly or impliedly, grant or give rise to continuing rights or impose or give rise to continuing obligations shall operate, survive and lawfully have effect after termination of the Agreement.

(i)	Termination of trust: Subject to Clause 13.1, upon the termination of this Agreement: (i) the trust constituted under Clause 3.1 (Procedure for Deposit of Digital Currency) shall terminate; (ii) no trust or other equitable duty will arise or persist as between the Company and Zodia with respect to any rights relating to any Digital Currencies; and (iii) the Company shall have no other or further rights or claims against Zodia in respect of any Digital Currencies nor any access to any Secured Wallet. For the avoidance of doubt, this Agreement cannot be terminated for so long as any Covered Cryptoassets or Residual Cryptoassets remain in the Secured Wallet.

(j)	Post-termination of trust:

The Custodian is under no obligation to monitor any Public Address after the termination of this Agreement; however it may in its discretion notify the Company, and where relevant the Administrator, of the existence of any Supported Cryptoassets which have been transferred to a Public Address following the termination of this Agreement.

13.3.	Change in Trustee

If there is any change in the identity of the Trustee in accordance with the Trust Instrument, then the Parties shall execute such documents and shall take such actions as the new Trustee and the outgoing Trustee may reasonably require for the purpose of vesting in the new Trustee the rights and obligations of the outgoing Trustee, and releasing the outgoing Trustee from its future obligations under this Agreement.

14.	NOTICES

14.1.	Notices

Any notice or other communication to the Company, the Custodian or the Trustee to be given under this Agreement shall be in writing in English. Any such notice or other communication shall be given, made or served by sending the same by prepaid registered post (first class if inland, first class airmail if overseas) or by delivering it by hand or (in the case of notice or other communication to the Trustee) by Email transmission. Subject as provided in Clause 14.2, (i) any notice or other communication sent by post shall be deemed to have been given, made or served three calendar days in the case of inland post or seven calendar days in the case of overseas post after despatch; (ii) any notice or other communication given by hand shall be deemed to have been given, made or served upon actual receipt thereof by the recipient; and (iii) any notice or other communication by email to the Trustee under this Clause 14 shall only take effect upon written confirmation of receipt from the Trustee (and, for the avoidance of doubt, an automatically generated “received” or “read receipt” will not constitute such written confirmation). In connection therewith, the Trustee shall use its reasonable endeavours to provide such written confirmation of receipt of any notice or other communication by email as soon as practicable following receipt of the relevant email.

14.2.	Any communication which is received (or deemed to take effect in accordance with the foregoing) after 5:00 p.m. on a business day or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place.

14.3.	The addresses and (in the case of the Trustee) email address of the Parties for the purposes of Clause 14.1 are:

The Company:

CoinShares Digital Securities Limited

2nd Floor, 2 Hill Street

St Helier Jersey JE2 4UA

Channel Islands

Attention:	The Directors

The Programme Manager:

CoinShares (Jersey) Limited

2nd Floor, 2 Hill Street

St Helier

Jersey

JE2 4UA

Channel Islands

Attention:	Group General Counsel c/o Corporate Services

The Custodian:

Zodia Custody Limited

1st Floor,

6-8 Eastcheap,
London, England,

EC3M 1AE

Attention:	Chief Executive Officer and Head, Legal

The Trustee:

The Law Debenture Trust Corporation p.l.c

8th Floor

100 Bishopsgate

London EC2N 4AG United Kingdom

Attention:	The Manager, Commercial Trusts (TC: 203263)

Email:	[***]

The Staking Agent

CoinShares Capital Markets (Jersey) Limited

2nd Floor, 2 Hill Street

St Helier Jersey JE2 4UA

Channel Islands

Attention:	Group General Counsel c/o Corporate Services

or such other address or (in the case of the Trustee) email address as shall have been notified (in accordance with this clause) to the other parties hereto.

14.4.	Any party to this Agreement may send to the other parties to this Agreement by email informational copies of notices or other communications. However, only those notices or other communications to any such party which are sent by pre-paid post or delivered by hand and deemed delivered in accordance with this Clause 14 shall take effect. Any such informational copies shall be sent to the following email addresses or to such other email addresses as may from time to time be requested by the party concerned:

The Company:

[***]

with a copy to

[***]

The Programme Manager:

[***]

with a copy to

[***]

The Custodian:

[***]

15.	GENERAL

15.1.	Role of Trustee

The Trustee is a Party to this Agreement in its capacity as Trustee for the Security Holders and accordingly (i) the Trustee shall only be liable to satisfy any obligations under this Agreement, including any obligations or liabilities arising in connection with any default by the Trustee under this Agreement, to the extent of the assets held from time to time by the Trustee as trustee of the trusts constituted by the Trust Instrument and the Security Deed (the “Trust Assets”) and (ii) no recourse shall be had to (a) any assets other than the Trust Assets, including any of the assets held by the Trustee as trustee, co-trustee or nominee of a trust other than the trusts constituted by the Trust Instrument and the Security Deed, as owner in its individual capacity or in any way other than as trustee of the trusts constituted by the Trust Instrument and the Security Deed; or (b) the Trustee for any assets that have been distributed by the Trustee to the beneficiaries of the trusts constituted by the Trust Instrument and the Security Deed.

The Trustee has agreed to become a party to this Agreement only for the purpose of taking the benefit of contractual provisions expressed to be given in its favour, enabling better preservation and enforcement of its rights under this Agreement, the Trust Instrument and the Security Deed and for administrative ease associated with matters where its consent is required. The Trustee shall not assume any liabilities or obligations under this Agreement unless such obligation or liability is expressly assumed by the Trustee in this Agreement.

15.2.	Acknowledgment of Security

The Custodian acknowledges that, pursuant to the Security Deed, the Company has assigned to the Trustee for the benefit of itself and the Security Holders (as defined in the Security Deed) in respect of the Digital Securities of each class by way of security all its present and future rights, title and interest in this Agreement to the extent that the same relates to such class.

15.3.	No advice

The Custodian does not provide any investment advice. In asking the Custodian to open and maintain each Secured Wallet, the Company acknowledges that it is acting in reliance on its own judgment and the Custodian shall not owe to the other Parties hereto any duty to exercise any judgment on their behalf as to the merits or suitability of any deposits into, or withdrawals from, each Secured Wallet.

15.4.	Rights and remedies

The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Secured Wallets with any other account of the Company or the Trustee or to set off any liabilities of the Company or of the Trustee to the Custodian and agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Secured Wallets in or towards or conditionally upon satisfaction of any liabilities to it of the Company or the Trustee. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which the Custodian may have at any time in relation to the Digital Currency.

15.5.	Assignment

This Agreement is for the benefit of and binding upon the Parties and their respective successors and assigns. Save as expressly provided herein, and subject to Clause 15.2, no Party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other Parties otherwise agree in writing, except that this clause shall not restrict the Custodian’s power to merge or consolidate with any Party, or to dispose of all or part of its custody business and further provided that this Clause shall not restrict the Company from assigning its rights hereunder to a Security Holder to the extent required for the Company to fulfil its Redemption Obligations including as provided in Conditions 7.11(b), 7.12(d), 8.7(b) and 8.8(d).

15.6.	Amendments

Any amendment to this Agreement must be agreed in writing and be signed by all Parties. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.7.	Partial invalidity

If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

15.8.	Entire agreement

This document represents the entire agreement between the Parties in respect of its subject matter, and excludes any prior agreements or representations save for any made with fraudulent intent.

15.9.	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

15.10.	Business Days

If any obligation falls due to be performed on a day which is not a Business Day, then the relevant obligations shall be performed on the next succeeding Business Day.

15.11.	Prior Agreements

The Custodian, or any member of the Zodia group of companies (the “Zodia Group”) may trade in Digital Securities for its own account as principal, may have underwritten or may underwrite an issue of Digital Securities or, together with any such entities’ directors, officers or employees, may have a long or short position in Digital Securities or in any related security or instrument. Brokerage or other fees may be earned by any member of the Zodia Group or persons associated with them in respect of any business transacted by them in all or any of the aforementioned securities or instruments. This Agreement supersedes and replaces any prior existing agreement between the Parties relating to the same subject matter.

15.12.	Precedence

In the event of any inconsistency with the terms of this Agreement and the Schedules, User Guide or any other document referenced or contained herein, the provisions of this Agreement shall take precedence.

16.	GOVERNING LAW AND JURISDICTION

16.1.	Governing law

This Agreement is governed by, and will be construed in accordance with, English law.

16.2.	Jurisdiction

The Parties agree that the English courts are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement (together referred to as “Proceedings”) may be brought in the courts of England. For these purposes the Company and the Custodian irrevocably submit to the non-exclusive jurisdiction of the English courts and further irrevocably and unconditionally agree that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

IN WITNESS whereof this Agreement has been executed as a deed by the Parties and entered into the day and year first above written:

EXECUTED AND DELIVERED as a deed by
ZODIA CUSTODY LIMITED
acting by:

/s/ Julian Sawyer	CEO
Name: Julian Sawyer

/s/ Natasha Rodley	Chartered Secretary
Name: Natasha Rodley

EXECUTED AND DELIVERED as a deed by
COINSHARES DIGITAL SECURITIES LIMITED
a company incorporated in Jersey, acting by a director who, in accordance with the laws of Jersey, is acting under the authority of the company)

/s/ Kristy Lawrence	Director
Name: Kristy Lawrene

EXECUTED AND DELIVERED as a deed by
COINSHARES (JERSEY) LIMITED
(a company incorporated in Jersey, acting by a director who, in accordance with the laws of Jersey, is acting under the authority of the company)

/s/ Luc Guillou	Director
Name: Luc Guillou

EXECUTED AND DELIVERED as a deed by
COINSHARES CAPITAL MARKETS (JERSEY)
LIMITED (a company incorporated in Jersey, acting
by a director who, in accordance with the laws of Jersey, is acting under the authority of the company

/s/ Pierre Porthaux	Director
Name: Pierre Porthaux